SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On January 26, 2007, NB&T Financial Group, Inc., included the following shareholder letter from its President and CEO with its delivery of dividend checks:

Dear Fellow Shareholder:

Today we announced fourth quarter and full year earnings. For the fourth quarter we reported earnings of $1.53 million, or $0.48 per diluted share, compared to $961 thousand and $0.30 per diluted share for the same period of 2005. As previously announced, the 2006 fourth quarter was positively impacted by the sale of our Ada Ohio branch, which resulted in a pre-tax non-recurring gain of $1.1 million.

For the full year 2006, our net income was $1.86 million, or $0.58 per diluted share, compared to $4.10 million for 2005. For the full year 2006, earnings were negatively impacted as a result of strategic initiatives undertaken to improve the bank’s long-term earnings capability. These initiatives and their corresponding financial impact are summarized on the enclosed earnings summary sheet.

The year 2006 was a transition year for your company. It started with the retirement of the long time CEO Tim Smith and my joining the company in March. We repositioned our balance sheet, reducing the size of the company by over $95 million and simultaneously reducing the company’s interest rate risk by moving us to a more neutral risk exposure regardless of rates moving up or down. We exited the indirect loan business, and sold our branch in Ada.

We saw the tangible effect of these initiatives in the fourth quarter when our Net Interest Margin improved 33 basis points over the third quarter of 2006, and was 50 basis points higher than the fourth quarter of 2005! This ratio is fundamental to our core earnings and substantiates the rationale for the 2006 initiatives.

In November, the Board of Directors and Senior Management of the bank met for two days to plan and discuss ongoing short-term and long-term strategies. I believe these efforts, barring any unforeseen national crisis, will result in the company’s financial results more closely mirroring those of our peers in 2007. We have branch expansion plans on our agenda, and are also reviewing other financial service opportunities.

Our capital position remains “well capitalized”. I believe 2007 will be a pivotal year for your company. Thank you for your confidence as we transformed NB&T. As always, I welcome your comments and feedback and look forward to seeing you at our annual meeting.

Sincerely,

John J. Limbert

President & C.E.O.

Forward-looking Statements

The information in this shareholder letter contains forward-looking statements, including certain projections, plans and forecasts of expected future performance that are not historical facts and are subject to a number of risks and uncertainties. Those statements include words such as “will” or “expects.” Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. For a summary of important factors that could affect the matters discussed in NB&T Financial Group’s forward-looking statements, please refer to the “Risk Factors” section of NB&T Financial Group’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 16, 2006, available at the SEC’s Internet site (www.sec.gov). NB&T Financial Group undertakes no obligation to update or revise these statements following the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.
By:	/s/ Craig F. Fortin
Craig F. Fortin
Senior Vice President,
Chief Financial Officer

Date: January 29, 2007